EXHIBIT 10.1

RESIGNATION AGREEMENT

          THIS RESIGNATION AGREEMENT, dated as of September 17, 2004 (the “Agreement”), by and between Trizec Properties, Inc., a Delaware corporation (the “Company”), and Casey R. Wold (the “Executive”).

          WHEREAS, the Company and the Executive are parties to a certain letter agreement, dated as of January 6, 1995 (the “Employment Agreement”);

          WHEREAS, the Company and the Executive have agreed to the Executive’s resignation as an employee, an officer and a member of the Board of Directors of the Company (the “Board”); and

          WHEREAS, except as otherwise set forth herein, the parties intend that this Agreement shall set forth the terms of the Executive’s resignation and that this Agreement shall supersede all prior agreements between the parties regarding the subject matter contained herein, including the Employment Agreement.

          NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereto hereby agree as follows:

          1. Resignation. The Executive hereby resigns from his position as Executive Vice President and Chief Investment Officer of the Company, as a member of the Board and from all other positions, offices and directorships with the Company and any of its subsidiaries or affiliates (collectively, the “Company Group”), effective as of September 17, 2004 (the “Effective Date”).

          2. Severance Payments and Benefits. In consideration of the covenants set forth herein and the waiver and release of claims set forth below, and with respect to any of the Company’s obligations that arise after the expiration of the Revocation Period provided that the Executive does not revoke this Agreement during the Revocation Period (as defined below), the Company shall provide the Executive with the following severance payments and benefits:

          (a) Severance Payments. The Company shall pay the Executive cash severance in an aggregate amount equal to $1,700,000, $1,400,000 of which shall be payable within three business days following the Effective Date, and $300,000 of which shall be payable within three business days following the expiration of the Revocation Period.

          (b) Pro Rata Bonus for Calendar Year Ended December 31, 2004. The Company shall pay the Executive a prorated bonus for the number of days the Executive was employed by the Company during the 2004 calendar year, up to and including the Effective Date, in the amount of $466,667, which shall be payable in a lump sum within three business days following the expiration of the Revocation Period.

          (c) Treatment of Equity-Based Compensation. Schedule A sets forth a list of all Stock Options, Restricted Stock Units and Restricted Stock Rights that have been granted to the Executive as of the Effective Date pursuant to the Company’s 2002 Long Term Incentive Plan (the “LTIP”) and their respective vesting and expiration dates. During the Restricted Period (as defined in Section 6(b) below), (i) the Executive shall continue to vest in all Stock Options and Restricted Stock Rights in accordance with the terms of the LTIP and the applicable award agreements in the same manner as if he remained employed by the Company during the Restricted Period and (ii) the Stock Options and the Restricted Stock Rights shall otherwise be treated in accordance with the LTIP and the applicable award agreement.

          (d) Continuation of Health Insurance. The Company shall continue to provide the Executive with health insurance coverage to the extent that such coverage is provided to the Company’s executives on the terms applicable to such executives until the earlier of (i) the last day of the Restricted Period and (ii) the date on which the Executive becomes eligible to participate in another group health plan. The Executive agrees to promptly notify the Company in writing in the event that the Executive obtains coverage under another group health plan. The Executive shall continue to be obligated to pay his share of premiums, deductibles and co-payments as in effect from time to time with respect to the Company’s executives. The amount of the Executive’s monthly premium is based on the level of coverage and equal to that paid by an executive of the Company. That monthly cost is currently $229. Premiums must be paid by check and received by the Company by the first day of each applicable month to continue such coverage. The parties hereto acknowledge and agree that the Executive’s resignation shall constitute a “qualifying event” for purposes of the “COBRA” provisions of Section 4980B(f) of the Internal Revenue Code of 1986, as amended, and that following the period described in this Section 2(d) the Company shall continue to provide continuation coverage in compliance with and to the extent required by COBRA.

          (e) 401(k) Plan and ESPP. The Executive’s participation in the Company’s 401(k) Plan (the “Retirement Plan”) and the Employee Stock Purchase Plan (“ESPP”) shall terminate on the Effective Date. The Executive’s rights and obligations under the Retirement Plan and the ESPP shall be governed by applicable law and the respective terms and conditions of the Retirement Plan and the ESPP, as applicable. The Executive may obtain a current statement of the Executive’s account balance in the Retirement Plan by calling New York Life Benefits Complete at (800) 294-3575.

          (f) Deferred Compensation Plan. Any deferrals into the Company’s Deferred Compensation Plan shall terminate on the Effective Date. Distributions of the Executive’s account balance are paid out in a lump sum as soon as practicable following the Effective Date in accordance with the applicable plan and agreement. All distributions are treated as “ordinary income” subject to federal and state tax at the time of distribution. The Executive may obtain the Executive’s current account balance by calling Aon Executive Benefits at (800) 341-4413 or by checking the website at www.defferralselect.com

          (g) Accrued Vacation. The Company shall pay the Executive for all accrued but unused vacation as of the Effective Date within three business days following the expiration of the Revocation Period.

          (h) Continued Indemnification. The Executive shall continue to be indemnified to the fullest extent permitted under applicable law and pursuant to the corporate governance documents of the Company and of any other member of the Company Group in accordance with their terms as in effect from time to time for actions and omissions by the Executive occurring during his tenure as an officer and/or director of any member of the Company Group. The Company agrees that for purposes of this Section 2(h) it (or any member of the Company Group, as the case may be) shall interpret and/or apply any provision of applicable law or any corporate governance document relating to indemnification (including advancement of expenses) with respect to the Executive in a manner consistent with how such provisions are interpreted and applied by the Company (or the relevant member of the Company Group) to then active senior executives of the Company or of the relevant member of the Company Group. The Executive shall continue to be covered under the Company’s directors’ and officers’ liability insurance policies in effect from time to time to the same extent he would have been covered if he were employed when a claim is made. The Executive agrees to promptly notify the Company of any claims made against the Executive in his capacity as a former officer, employee and director of the Company or any other member of the Company Group.

          (i) Office. The Company shall pay the Executive a lump sum cash payment equal to $12,000 for the purpose of renting office space during the Restricted Period which shall be payable within three business days following the expiration of the Revocation Period.

          (j) No Other Compensation or Benefits. Except as otherwise specifically provided herein or as required by applicable law, the Executive shall not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of any member of the Company Group (including, without limitation, any compensation or benefits under any severance plan, program or arrangement) on or after the Effective Date.

          3. Return of Property. On or prior to the Effective Date, the Executive shall surrender to the Company all property of the Company Group in the Executive’s possession and all property made available to the Executive in connection with his employment by the Company, including, without limitation, any and all Company credit cards, keys, security access codes, records, manuals, customer lists, notebooks, computers, computer programs and files, papers, electronically stored information and documents kept or made by the Executive in connection with his employment; provided, however, that the Executive shall be entitled to retain his phone lists, personal rolodex and calendar so long as he ensures that the Company also possesses any information contained therein (including contact information concerning parties with whom the Company Group has a business relationship) that relates to the business of the Company Group (the “Permitted Materials”). In the event that the Executive later discovers that he inadvertently is still in possession of any property of the Company Group that does not constitute Permitted Materials, the Executive shall return that property to the Company Group as soon as practicable.

          4. Cooperation. From and after the Effective Date, the Executive shall cooperate in all reasonable respects with the Company Group and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company Group, including any such action, proceeding, investigation or litigation in which the Executive is called to testify. In addition, the Executive shall cooperate in all reasonable respects with the Company Group in connection with executing minutes and other corporate documents relating to his period of service as a director or officer of any members of the Company Group. The Executive shall be reimbursed for all expenses properly incurred by him in connection with the cooperation described in this Section 4 in accordance with Company policy. The Company and the Executive agree that the Executive’s obligations pursuant to this Section 4 shall be reasonable in scope and duration and shall be reasonably accommodated to the Executive’s schedule and other business commitments.

          5. Reference; Confidentiality of this Agreement.

          (a) Neutral Letter of Reference; Inquiries. The Company shall provide the Executive, and any prospective employer that so requests, with written confirmation of the dates the Executive was employed by the Company and the position the Executive held during that period. The Company agrees that all references inquiries regarding the Executive shall be directed to Timothy H. Callahan or Brian Mulroney for response.

          (b) Confidentiality of this Agreement. The parties agree that the terms of this Agreement (other than the fact of the Executive’s separation of employment from the Company and the date thereof) are confidential and that neither party may disclose any of such terms to any other person other than their attorneys, financial or tax advisers, accountants or spouses until such time as the Agreement is made public pursuant to the last sentence of Section 5(c). The parties agree that they shall instruct their attorneys, financial and tax advisers, accountants and spouses not to disclose such terms to any other person. Notwithstanding anything herein to the contrary, the Executive and the Executive’s representatives may consult any tax advisor regarding the tax treatment and tax structure of this severance arrangement and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the severance arrangement and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

          (c) Permitted Disclosure. The provisions of this Section 5 shall not preclude a party from: (i) providing any information required by law, (ii) disclosing any information necessary to prepare a defense of any claim, or (iii) responding to any statement made by the other party hereto in contravention of this Section 5. In addition, the Executive and the Company expressly acknowledge and agree that the Company has or shall issue a press release concerning the Executive’s resignation, shall file a Form 8-K with the Securities and Exchange Commission that will, among other things, include this Agreement as an Exhibit, and shall inform the New York Stock Exchange of the Executive’s resignation.

          6. Confidentiality; Nonsolicitation; No-Hire.

          (a) Confidential Information. The Executive agrees that he will not at any time, except with the prior written consent of the Company Group, directly or indirectly, reveal to any person, entity or other organization (other than the Company Group or their respective employees, officers, directors, shareholders or agents) or use the for Executive’s own benefit any information that has been maintained as confidential by any member of the Company Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, marketing data, or other confidential information used by, or useful to, any member of the Company Group and known to the Executive by reason of the Executive’s employment by, shareholdings in or other association with any member of the Company Group. The term “Confidential Information” shall not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Executive, (b) was within the Executive’s possession prior to its being furnished to the Executive by or on behalf of the Company Group, provided that the source of such information was not known by the Executive to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company Group with respect to such information or (c) becomes available to the Executive on a non-confidential basis from a source other than the Company Group or any of its representatives, provided that such source is not known to the Executive to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company Group with respect to such information. Notwithstanding anything in this Section 6(a) to the contrary, in the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Executive, including attorneys’ fees, in connection with his compliance with the immediately preceding sentence.

          (b) Non-Solicitation. The Executive agrees that during the one-year period commencing on the Effective Date (the “Restricted Period”), the Executive shall not directly or indirectly (i) interfere with or attempt to interfere with the relationship between the Company Group and any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of the Company Group, or solicit, induce or attempt to solicit, induce any of them to leave the employ of the Company Group or violate the terms of their contracts, or any employment arrangements, with such entities; or (ii) induce or attempt to induce any customer, supplier, licensee or any other party that has a business relationship with the Company Group to cease doing business with the Company Group, or in any way interfere with the existing business arrangements between the Company Group and any customer, supplier, licensee or other business relation of the Company Group. As used herein the term “indirectly” shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any competitor of the Company Group to induce or interfere with any employee or business relationship of the Company Group.

          (c) No Hire. The Executive agrees that during Restricted Period, he will not hire or otherwise engage, directly or indirectly (including, without limitation, through an entity with which the Executive is associated), as an employee or independent contractor of the Executive or of any entity with which the Executive is associated, any person who is or was an employee of the Company Group; provided, however, that the hiring of any person whose employment was involuntarily terminated by the Company Group shall not be a violation of this covenant.

          (d) Exception. The restrictions set forth in Sections 6(b) and 6(c) above shall not apply to the Executive’s current assistant, Anne Townley.

          7. Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company Group. Other than the Permitted Materials described in Section 3, all business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. The Executive further confirms that, on or prior to the Effective Date, the Executive surrendered to the Company all copies and extracts of any written Confidential Information acquired or developed by the Executive during any such employment, shareholding or association, and that the Executive has not removed or taken from the premises of any member of the Company Group any written Confidential Information or any copies or extracts thereof. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 7.

          8. Certain Remedies.

          (a) Remedies. Without intending to limit the remedies available to the Company Group, including, but not limited to, those set forth in Section 8(b) hereof, the Executive agrees that a breach of any of the covenants contained in this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, restraining the Executive from engaging in activities prohibited by the covenants contained in this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding. Notwithstanding the other provisions of this Section 8, the Company shall not be entitled to recover the $1.4 million payment referred to in Section 2(a).

          (b) Cessation of Payments. In the event that the Executive (i) files any charge, claim, demand, action or arbitration with regard to the Executive’s employment, compensation or termination of employment under any federal, state or local law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Agreement or failure to honor the obligation set forth herein, or (ii) breaches any of the covenants contained in this Agreement in a material respect, the Company shall be entitled to cease making any payments or providing any benefits due hereunder.

          9. Release.

          (a) General Release. In consideration of the payments and benefits provided to the Executive under this Agreement and after consultation with counsel, the Executive, and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company Group and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company Group, and the termination of such relationship or service, (ii) the Employment Agreement, or (iii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 9(a) shall not apply to (i) the obligations of the Company under this Agreement and (ii) any indemnification rights the Executive may have in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company. The Releasors further agree that the payments and benefits described in this Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of the Executive’s employment relationship or the Executive’s service as an employee, officer and director of the Company Group and the termination thereof. This general release shall not, however, apply to any yet to be reimbursed expenses for which the Executive is entitled to reimbursement pursuant to Company policy.

          (b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under this Agreement, the Releasors hereby unconditionally release and forever discharge the Company Group, and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive release of claims arising under ADEA and, the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive is providing the release and discharge set forth in this Section 9(b) only in exchange for consideration in addition to anything of value to which the Executive is already entitled; and (iv) that the Executive knowingly and voluntarily accepts the terms of this Agreement.

          (c) No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Section 9.

          (d) Claims. The Executive agrees that he has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance,

arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any member of the Company Group or any of their respective officers, employees, directors, shareholders or agents.

          10. Miscellaneous.

          (a) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied, written or oral, prior agreement, plan or arrangement with respect to the terms of the Executive’s employment and the termination thereof which the Executive may have had with the Company Group (including, without limitation, the Employment Agreement), but excluding the LTIP and the Retirement Plan. This Agreement may be amended only by a written document signed by the parties hereto.

          (b) Withholding Taxes. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes.

          (c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof.

          (d) Waiver. The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by any party hereto of any breach or default by another party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

          (e) Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

          (f) Notices. Any notices required or made pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

if to Executive:

Casey R. Wold
1057 East Illinois
Lake Forest, IL 60045

with a copy to:

Hunter R. Hughes, III, Esq.

Rogers & Hardin
2700 International Tower
Peachtree Center
229 Peachtree Street N.E.
Atlanta, GA 30303

if to the Company:

Trizec Properties, Inc.
Sears Tower
233 South Wacker Drive
Suite 4600
Chicago, IL 60606
Attention: Chief Executive Officer

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention: John J. Cannon, III, Esq.

or to such other address as either party may furnish to the other in writing in accordance with this Section 10(f). Notices of change of address shall be effective only upon receipt.

          (g) Descriptive Headings. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          (h) Counterparts. This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

          (i) Successors and Assigns. This Agreement may not be assigned by either party without the prior, express written consent of the other party. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be enforceable by the Executive and the Company and their respective successors and assigns.

          (j) Construction. The parties acknowledge that this Resignation Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded the opportunity to utilize representation by legal counsel. Each and every provision of this Resignation Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

          (k) Arbitration. Any dispute or controversy arising under this Agreement that cannot be mutually resolved by the Executive and the Company shall be settled exclusively by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in Chicago, Illinois before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by the Executive and the Company, or, if agreement on the selection of the arbitrator cannot be reached, shall be selected by the American Arbitration Association (provided that any arbitrator selected by the American Arbitration Association shall not, without the consent of both the Executive and the Company, be affiliated with the Executive or the Executive’s affiliates or the Company or its affiliates). Judgment may be entered on the arbitrator’s award in an Illinois State Court. The arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Each party shall bear their own expenses incurred in any arbitration arising out of a dispute or controversy under this Agreement.

          11. Revocation. This Agreement may be revoked by the Executive within the seven (7)-day period commencing on the date the Executive signs this Agreement as indicated on the signature page hereof (the “Revocation Period”). In the event of any such revocation by the Executive, all obligations of the parties under this Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.

          IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first set forth above and the Executive has executed this Agreement as of the date set forth below (or, if the Executive does not include a date under the Executive’s signature line, the date set forth shall be the date this Agreement, signed by the Executive, is received by the Company).

TRIZEC PROPERTIES, INC.
By: /s/ Timothy H. Callahan
Name: Timothy H. Callahan
Title: President and Chief Executive Officer

THE EXECUTIVE HEREBY ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT, THAT THE EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT THE EXECUTIVE HEREBY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF HIS OWN FREE WILL.

ACCEPTED AND AGREED:

/s/ Casey R. Wold

CASEY R. WOLD

Date: September 16, 2004

SCHEDULE A

Equity Statement
Trizec Properties, Inc.
Status as of 9/17/04

Casey R. Wold
1057 E. Illinois Lake Forest, IL 60045

	Expiration
Grant Date	Date	Grant Type	Award	Price(1)	Outstanding	Exercisable/Vested

5/8/2002	1/9/2009	Non-Qualified Stock Options	30,000	$16.34	30,000	30,000	current

5/8/2002	1/9/2009	Non-Qualified Stock Options	30,000	$17.30	30,000	30,000	current

5/8/2002	1/9/2009	Non-Qualified Stock Options	30,000	$18.26	30,000	0 30,000	current on 01/09/2005

5/8/2002	11/8/2007	Non-Qualified Stock Options	232,500	$18.41	232,500	232,500	current

5/8/2002	11/8/2007	Non-Qualified Stock Options	300,000	$22.01	300,000	300,000	current

5/8/2002	11/8/2007	Non-Qualified Stock Options	100,000	$19.71	100,000	100,000	current

5/8/2002	11/8/2007	Non-Qualified Stock Options	100,000	$15.57	100,000	100,000	current

3/4/2003	3/4/2013	Non-Qualified Stock Options	250,000	$8.61	166,667	1 83,333 83,333	current on 03/04/2005 on 03/04/2006

6/23/2003	—	Restricted Stock Rights - Time-based Vesting	20,000	$10.98	16,000	4,000 4,000 4,000 4,000 4,000	vested on 06/23/2005 on 06/23/2006 on 06/23/2007 on 06/23/2008

6/23/2003	6/23/2008	Restricted Stock Rights - Performance-based Vesting	20,000	$10.98	16,000	4,000 4,000 4,000 4,000 4,000	vested on 06/23/2005(2) on 06/23/2006(2) on 06/23/2007(2) on 06/23/2008(2)

2/12/2004	—	Restricted Stock Rights -Annual Bonus	32,300	$16.79	32,300	0 10,767 10,766 10,767	current on 02/12/05 on 02/12/06 on 02/12/07

	Expiration
Grant Date	Date	Grant Type	Award	Price(1)	Outstanding	Exercisable/Vested

2/12/2004	—	Restricted Stock Rights - LTIP Time-based vesting	16,150	$16.79	16,150	0 current 3,230 on 02/12/05 3,230 on 02/12/06 3,230 on 02/12/07 3,230 on 02/12/08 3,230 on 02/12/09

2/12/2004	2/12/2009	Restricted Stock Rights - LTIP Performance-based vesting	16,150	$16.79	16,150	0 current 3,230 on 02/12/05(2) 3,230 on 02/12/06(2) 3,230 on 02/12/07(2) 3,230 on 02/12/08(2) 3,230 on 02/12/09(2)

(1) Price = “Strike Price” for Stock Options, and “FMV at time of grant” for Restricted Stock Rights
(2) Vesting is based on meeting specified company performance objectives.